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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                              NS&L Bancorp, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                   62937R108
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                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


               [_] Rule 13d-1(b
               [X] Rule 13d-1(c)
               [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP No. 62937R108                                         Page 2 of 5 Pages
            ---------                                         -----------------


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      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Guaranty Federal Bancshares, Inc.
      I.R.S No. 43-1792717
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]
      N/A
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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          33,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          33,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      33,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.

      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 3 of 5 Pages

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

      Item 1(a)    Name of Issuer:
                   NS&L Bancorp, Inc.

      Item 1(b)    Address of Issuer's Principal Executive Offices:
                   111 E. Main Street
                   Neosha, MO   64850

      Item 2(a)    Name of Person Filing:
                   Guaranty Federal Bancshares, Inc.

      Item 2(b)    Address of the Principal Offices:
                   The principal business offices of the filer are located at 1341 W. Battlefield, Springfield, MO 65807

      Item 2(c)    Citizenship:
                   The filer was organized and exists under the laws of the State of Delaware.

      Item 2(d)    Title of Class of Securities:
                   Common Stock

      Item 2(e)    CUSIP Number:
                   62937R108

      Item 3       If the Statement is being filed pursuant to Rule
                   13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                   Not applicable.

      Item 4       Ownership:

                   (a) Amount Beneficially Owned: Filer has direct beneficial ownership of 33,000 shares of Common Stock.

                   (b) Percent of Class:  5.0

                   (c) (i) sole power to vote or to direct the vote: Filer has sole power to vote or direct the vote of 33,000 shares of Common Stock

                       (ii) shared power to vote or to direct the vote:  -0-
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                                  Page 4 of 5

                       (iii) sole power to dispose or to direct the disposition
                             of:

                             Filer has sole power to dispose or to direct the disposition of the 33,000 shares of Common Stock noted in Item 4(c)(i) above.

                       (iv) shared power to dispose or to direct the disposition of: -0-

      Item 5    Ownership of Five Percent or Less of a Class:
                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                The Filer beneficially owns less than five percent of the Issuer's stock. Due to SEC rules concerning rounding to one decimal place, the percentage (4.99%) is shown in this statement as five percent.

      Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                Not applicable.

      Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                Not applicable.

      Item 8    Identification and Classification of Members of the Group:
                Not applicable.

      Item 9    Notice of Dissolution of a Group:
                Not applicable.

      Item 10   Certification:
                By signing below the undersigned certifies that, to the
                best of its knowledge and belief, the securities referred
                to above were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in and are not held connection with or as a participant in any transaction having that purpose or effect.
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                                   SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                     Guaranty Federal Bancshares, Inc.

                                     By:    /s/ James E. Haseltine
                                            ----------------------
                                     Name:  James E. Haseltine
Dated: January 17, 2001              Title: President and Chief
                                            Executive Officer